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                                                                    EXHIBIT 99.1

For Additional Information:
Joyce Fleck, V.P. Marketing                 Jim Gilbertson, V.P. and CFO
763-535-8333                                763-535-8333
jfleck@navarre.com                          jgilbert@navarre.com

Brian Schaffer (Investors)/Caroline O'Connor (Media)
Brainerd Communications
212-986-6667

                          NAVARRE CORPORATION ACQUIRES
                              ENCORE SOFTWARE, INC.
                    - Signals Entry into Content Ownership -

      - Company to Host Conference Call to Discuss Details of Transaction -

Minneapolis, MN - August 5, 2002 - Navarre Corporation (Nasdaq: NAVR), a leading distributor of a broad range of home entertainment and multimedia software products, today announced that it has acquired the primary assets of Encore Software, Inc. (Encore) from the United States Bankruptcy Court for the Central District of California. Encore is the nation's leading privately held PC entertainment and education publisher, with diversified proprieties and licenses including Sesame Street(TM), Dragon Tales(TM), National Geographic(TM), Kaplan and Fun & Skills Packs, among others. Encore's portfolio also includes console and handheld properties such as Dragon's Lair 3D(TM) and Daredevil(TM) for next-generation console platforms.

Under the terms of the transaction, Navarre acquired the assets of Encore Software for cash. The transaction will not result in any share dilution, nor will Navarre assume any of Encore's liabilities. Mike Bell, Encore's CEO and Founder, will continue in his duties overseeing Encore's day-to-day operations. Navarre Corporation expects this acquisition to be accretive to its earnings per share this year.

Eric Paulson, Navarre's President and Chief Executive Officer, stated, "Over the past year Navarre has focused on a strategy to augment its core distribution operations in key entertainment segments with both acquired and owned content. The acquisition of Encore supports this strategy, while also serving to strengthen our position in the interactive video game marketplace. Industry analysts are currently predicting a 30% compound annual growth rate for the inter-active video game industry from 2001-2005, as new technology platforms such as PlayStationO2 and the Xbox(TM) video game system gain broad consumer acceptance.

Mr. Paulson, continued, "With the acquisition of Encore, we can more actively participate in the high-growth video game industry. Additionally, our participation in this industry enables us to further extend our direct distribution relationships with large retailers generating solid sell-through of Encore titles."

Mike Bell, Chief Executive Officer of Encore, stated, "Encore has enjoyed a successful working relationship with Navarre and its senior management team for almost a decade. As a result of our lengthy working relationship, Navarre's executive team has an in-depth understanding of our operations. We are excited about this new relationship, and the opportunities to leverage both of our strengths in our mission to become a leading interactive publisher."

Conference Call
In conjunction with this announcement, Navarre will host a conference call today at 11:00 a.m. ET. Investors can access this call via a live web cast on the Company's web site, www.navarre.com, or by dialing 785-832-2041. A replay of the conference call will be archived on the Company's web site for one week. Additionally, the archived call can be accessed beginning one hour following the call's completion by dialing 402-220-2979, and which will be available through Wednesday.

About Encore, Inc.
Encore is a leading interactive publisher in the videogame and PC CD-ROM markets. Earlier this year, the company shipped Circus Maximus, and future releases include such highly anticipated next-gen console games as Dragon's Lair 3D and Daredevil. As a leading privately held PC entertainment and education publisher, Encore also offers a


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broad range of titles under internationally recognized properties such as Sesame
Street, Dragon Tales, National Geographic and Kaplan. Encore products are sold in over 35,000 stores nationwide, and in major international markets. The company has been recognized in the past two years by Inc magazine as one of America's 500 fastest growing private companies. For more information, visit www.encoresoftware.com

About Navarre Corp.
Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 11,000 retail locations throughout North America. The Company provides such value-added services as inventory management; web-based ordering and fulfillment; marketing; and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a broad base of partnerships with such leading retailers as CompUSA, Best Buy, The Musicland Group, Transworld, Sam's Club, Circuit City, and Costco, as well as content developers including Microsoft, Apple, Symantec, and independent record labels including Cleopatra and Riviera Entertainment. For more information, please visit the Company's web site at www.navarre.com.

The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including dependence upon the Company's limited number of large customers, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, new and different competition in the Company's traditional and new markets, the Company's dependence upon seasonality in its business, the Company's ability to attract and retain large retail customers that account for a significant part of its business, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's ability to react to changes in the distribution of software and prerecorded music, the successful closing of the Company's acquisition of assets from Encore, Inc. and the successful integration of Encore, Inc. into the Company and the Company's ability to successfully defend itself against litigation. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including the Section entitled: Forward Looking Statements" in the Company's Form 10-K for the year ended March 31, 2001. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release "NAVARRE CORPORATION ACQUIRES ENCORE SOFTWARE, INC.", dated August 5, 2002, will be met, and investors and prospective investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.